Contacts:
Media: 703.469.1004 or media@arlingtonasset.com
Investors: Kurt Harrington at 703.469.1080 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports
First Quarter 2009 Financial Results

ARLINGTON, Va., May 8, 2009 – Arlington Asset Investment Corp. (the Company), formerly Friedman, Billings, Ramsey Group, Inc., (NYSE: FBR) today reported net after-tax income of $101.6 million for the quarter ended March 31, 2009, or $0.67 per share (diluted), compared to net after-tax income of $45.1 million for the first quarter of 2008, and a net after-tax loss of $268.5 million for the fourth quarter of 2008.  As of March 31, 2009, book value per share for FBR Group shareholders’ equity was $0.79.

During the quarter ended March 31, 2009, the Company extinguished $201.7 million of trust preferred debt, recognizing a gain of $132.5 million.  Although, there are no assurances of completion, the Company intends to continue its program to extinguish the remaining $50.0 million of trust preferred debt outstanding at March 31, 2009.

Additionally, effective January 1, 2009, the Company elected to discontinue its status as a real-estate investment trust in order to utilize its net operating loss carry-forwards.  As of March 31, 2009, the Company’s net operating loss carry-forwards and net capital loss carry-forwards were approximately $320 million and $600 million, respectively.

First Quarter Highlights

Net income of $101.6 million for the first quarter of 2009, reflecting both cash and non-cash items, includes the following:

•	$3.1 million of operating cash loss at FBR Group, excluding $7.0 million of non-cash compensation charges;
•	$132.5 million gain on the extinguishment of $201.7 million of trust preferred debt;
•	$9.3 million of losses, net of minority interest, relating to FBR Capital Markets;
•	$8.9 million of primarily state income tax provision related to the gain on the debt extinguishment; and
•	$2.6 million of costs related to non-recurring activities.

On April 7, 2009, the Company settled its previously disclosed bankruptcy matter regarding First NLC.  Under the settlement agreement, the Trustee released all claims that the Trustee or the bankruptcy estate of First NLC may have against the Company and its officers, directors, employees and affiliates in exchange for the payment by the Company of approximately $4.0 million, which the Company accrued for as of December 31, 2008 and paid on April 20, 2009.  Under the settlement agreement, the Company and each of the officers, directors, employees and affiliates released all claims against the Trustee and the First NLC bankruptcy estate.

About the Company

Arlington Asset Investment Corp. (NYSE: FBR) invests in mortgage-related assets and merchant banking opportunities and is the majority owner of FBR Capital Markets Corporation, a separate publicly traded company. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Complete first quarter 2009 financial results and tables for FBR Capital Markets can be found at www.fbrcapitalmarkets.com.

Statements concerning future performance, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC.

Financial data follows.

ARLINGTON ASSET INVESTMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)	Quarter Ended
(Unaudited)	March 31,

	2009	2008
REVENUES:
Capital markets	$49,903	$104,079
Principal investment:
Interest	2,600	24,852
Net investment income (loss)	6	(14,659)
Dividends	-	206
Other	-	1,454
Total revenues	52,509	115,932
Interest expense	2,763	23,650
Revenues, net of interest expense	49,746	92,282

NON-INTEREST EXPENSES:
Compensation and benefits	45,137	76,954
Professional services	4,769	12,467
Business development	5,981	12,294
Clearing and brokerage fees	3,297	3,630
Occupancy and equipment	8,105	9,189
Communications	5,227	6,018
Other operating expenses	5,325	5,384
Total non-interest expenses	77,841	125,936

Operating loss	(28,095)	(33,654)

OTHER INCOME:
Gain on extinguishment of long-term debt	132,453	-
Other (loss) income	(139)	73,037

Income before income taxes and noncontrolling interest	104,219	39,383

Income tax provision (benefit)	9,555	(806)
Net income	94,664	40,189
Less: Net loss attributable to the noncontrolling interest of consolidated subsidiary	(6,900)	(4,913)
Net income attributable to FBR Group shareholders	$101,564	$45,102

Basic earnings per share attributable to FBR Group	$0.67	$0.30
Diluted earnings per share attributable to FBR Group	$0.67	$0.30

Weighted average shares - basic (in thousands)	152,349	150,784
Weighted average shares - diluted (in thousands)	152,440	151,419

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	31-Mar-09	31-Dec-08
ASSETS
Cash and cash equivalents	$224,566	$254,653
Receivables:
Interest	495	1,378
Other	17,493	32,571
Investments:
Mortgage-backed securities, at fair value	38,347	594,294
U.S. Treasury bonds, at fair value	-	550,000
Long-term investments	44,927	54,976
Trading securities, at fair value	30,773	17,954
Due from clearing broker	3,734	-
Derivative assets, at fair value	-	264
Intangible assets, net	8,605	8,943
Furniture, equipment, software and leasehold improvements, net	22,238	24,442
Prepaid expenses and other assets	8,092	20,816
Total assets	$399,270	$1,560,291

LIABILITIES AND EQUITY

Liabilities:
Trading account securities sold but	$12,402	$8,325
not yet purchased, at fair value
Repurchase agreements	26,194	1,063,040
Derivative liabilities, at fair value	66	56
Interest payable	418	2,064
Accrued compensation and benefits	30,022	47,259
Due to clearing broker	-	3,009
Accounts payable, accrued expenses and other liabilities	31,135	38,925
Long-term debt	51,736	254,357
Total liabilities	151,973	1,417,035

Equity:
Common stock, 158,957 and 159,217 shares issued and outstanding	1,590	1,592
Additional paid-in capital	1,499,802	1,493,130
Accumulated other comprehensive loss, net of taxes	(230)	(118)
Accumulated deficit	(1,379,457)	(1,481,021)
Total FBR Group shareholders' equity	121,705	13,583
Noncontrolling interest	125,592	129,673
Total equity	247,297	143,256

Total liabilities and equity	$399,270	$1,560,291

Book value per share - FBR Group shareholders' equity	$0.79	$0.79

Book value per share - total equity	$1.61	$0.95

Shares outstanding (in thousands)	153,831	151,221